Exhibit 99.1

CSI Compressco LP Announces Final Results and Expiration of

Exchange Offer and Consent Solicitation

•  $215 million of Unsecured Notes tendered

•  2022 maturities reduced from $296 million to $81 million

•  No increase in cash interest expense

THE WOODLANDS, Texas, June 11, 2020 / PRNewswire / CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) today announced the results of its offer to exchange for its outstanding principal amount of 7.25% Senior Unsecured Notes due 2022 for newly issued 7.50% Senior Secured First Lien Notes due 2025 and 10.0%/10.75% Senior Secured Second Lien Notes due 2026, upon the terms and conditions set forth in the Confidential Offering Memorandum and Consent Solicitation Statement dated April 17, 2020, as amended and supplemented as of the date hereof.  The exchange offer expired on June 10, 2020.

As of the expiration time, approximately $215 million principal amount of unsecured notes had been validly tendered in the exchange offer, representing 72.7% of the outstanding unsecured notes. Accordingly, the Partnership has received consents sufficient to approve the proposed amendments to the indenture governing the unsecured notes, and the Partnership and the trustee for the unsecured notes will enter into a supplemental indenture containing such proposed amendments. The proposed amendments will become operative upon settlement of the exchange offer, which is expected to occur on June 12, 2020 (the “Settlement Date”).

As a result of the exchange offer, the outstanding principal amount of the Partnership’s unsecured notes has been reduced from $296 million to $81 million. The Partnership’s new maturity schedule for its senior notes following the exchange offer is as follows:

Debt Maturity Schedule Following Exchange Offer
(dollars in millions)	Principal	Maturity Date	Coupon	Annual Cash Interest Expense
First Lien Notes(a)	$ 400.0	April 2025	7.50%	$ 30.0
Second Lien Notes(b)	$ 155.5	June 2026	7.25% + 3.50%	$ 11.3
Unsecured Notes	$ 80.7	August 2022	7.25%	$ 5.9
Total	$ 636.2			$ 47.2

(a)  Includes the new first lien notes issued in the exchange offer and $350 million of first lien notes due 2025 issued in March 2018.

(b)  At the Partnership’s election, the coupon is 10.0% in cash or 7.25% in cash plus 3.50% in kind. Interest expense of $11.3 million assumes the interest is paid in kind, increasing the principal amount outstanding.

Prior to the exchange offer, the Partnership’s maturity schedule for its senior notes was as follows:

Debt Maturity Schedule Prior to Exchange Offer
(dollars in millions)	Principal	Maturity Date	Coupon	Annual Cash Interest Expense
First Lien Notes	$ 350.0	April 2025	7.50%	$ 26.3
Unsecured Notes	$ 295.9	August 2022	7.25%	$ 21.5
Total	$ 645.9			$ 47.8

Eligible holders who validly tendered their unsecured notes will receive $900 in principal amount of new first lien notes or, as applicable and subject to proration described below, $975 in principal amount of new second lien notes for each $1,000 principal amount of unsecured notes tendered. Participating eligible holders will also receive accrued and unpaid interest in cash on unsecured notes accepted for exchange from the last interest payment date up to, but not including, the Settlement Date.

The new notes to be issued in the exchange offer will consist of $50.0 million principal amount of new first lien notes and $155.5 million of new second lien notes. The amount of new first lien notes issued to each tendering eligible holder will be determined based on the amount of unsecured notes tendered by such eligible holder times a proration factor of 25.8%. The portion of tendered unsecured notes that are not exchanged into new first lien notes as a result of any such proration will be exchanged for new second lien notes.

The exchange offer is subject to certain conditions, which are expected to be satisfied on or prior to the Settlement Date.

The new notes were offered in reliance on exemptions from registration under the Securities Act of 1933, as amended. The new notes have not be registered under the Securities Act, or any other applicable securities laws and, unless so registered, the new notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from the registration requirements thereof. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell the new notes.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking. The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “should” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short term and long-term business operations and objectives, and financial needs. Factors that could cause such differences in future results include, but are not limited to, the risks described in the Confidential Offering Memorandum and Consent Solicitation Statement dated April 17, 2020, as amended and supplemented as of the date hereof, related to the exchange offer and consent solicitation.

About CSI Compressco LP

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, artificial lift, transmission, processing, and storage. CSI Compressco’s compression and related services business includes a fleet of more than 5,200 compressor packages providing approximately 1.19 million in aggregate horsepower, utilizing a full spectrum of low-, medium- and high-horsepower engines.  CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression and related services in certain Latin American markets. CSI Compressco’s aftermarket business provides compressor package reconfiguration and maintenance services, as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco’s customers comprise a broad base of natural gas and oil exploration and production, midstream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States, as well as in a number of foreign countries, including Mexico, Canada and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc. (NYSE: TTI).

For further information:

Elijio Serrano

CFO, CSI Compressco LP

The Woodlands, Texas

Phone: (281) 367-1983

www.compressco.com